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                                                                   Exhibit 10.65

                          [LETTERHEAD OF ACE LIMITED]

FAX: 646 471 5933

Mr. Philip Bancroft
c/o PriceWaterhouseCoopers
New York, NY
U.S.A.

November 2, 2001

Dear Phil,

This letter confirms our recent telephone conversations and our offer of employment to you for the position of Chief Financial Officer, ACE Limited, subject to the formality of obtaining a Bermuda work permit.

The main terms of compensation related to the position are attached but you will participate in all the benefit plans enjoyed by our senior executive group, which includes an executive medical program as well as financial and tax planning.

For the sake of clarity, I should also point out that ACE is required to deduct Government Payroll Tax on compensation, which, in your case will amount to approximately $10,000. All other local taxes are absorbed by the Company. As you would expect, ACE withholds income tax from US citizens and complies with all US reporting obligations.

Phil, I shall look forward to having you join our dynamic team and feel certain you will contribute significantly to ACE's future success.

Please let me have your formal acceptance of our offer when you have finished your discussions with your partners.

Yours sincerely,




Brian Duperreault
Chairman and Chief Executive Officer

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                             Chief Financial Officer
                                   ACE Limited

SALARY                               $600,000 per annum


ANNUAL CASH INCENTIVE:               At the discretion of the Board of Directors
                                     based on individual contribution and the Company's results. It is anticipated that the range will between 0 - 100% of annual cash salary.

CASH INCENTIVE:                      $600,000 payable after joining in fiscal
(Sign-On)                            year 2002


ANNUAL LONG TERM INCENTIVE:          At the discretion of the Board of Directors
                                     based on individual contribution and the Company's results. It is anticipated that you will be eligible for consideration for award at the end of Financial Year 2002.

LONG TERM INCENTIVE:                 15,000 Restricted Ordinary ACE Limited
(Sign On)                            Shares to be awarded at the New York Stock
                                     Exchange closing price for ACE Limited
                                     Ordinary Shares on the 1/st/ business
                                     trading day of the month immediately
                                     following your start date. Vest 25% per
                                     annum over 4 years provided you are
                                     employed by the Company on each vesting
                                     date, with the first 25% to vest on the
                                     first anniversary date of the grant.
                                     45,000 Options to purchase ordinary ACE
                                     Limited Shares to be awarded at the New
                                     York Stock Exchange closing price for ACE
                                     Limited Ordinary Shares on the 1/st/
                                     business trading day of the month
                                     immediately following your start date.
                                     Vesting 33 1/3% per annum over 3 years
                                     provided you are employed on each vesting date with the first 33 1/3% vesting on first anniversary date of grant.

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DEFINED CONTRIBUTION PLAN:           Participation in Company's retirement plan.
                                     Based on cash salary and annual cash
                                     incentive - 6% Company contribution plus up to 6% Company contribution to match individual contribution with potential for up to an additional 3% profit share contribution by the Company.

LIFE ASSURANCE:                      Coverage in accordance with ACE Limited's
                                     current plan
                                     4 x annual salary - subject to medical.

DISABILITY INSURANCE:                Coverage in accordance with ACE Limited's
                                     current plan
                                     60% of salary after six months total
                                     disability - subject to medical.

HEALTH (including DENTAL)            Coverage in accordance with ACE Limited's
& MAJOR MEDICAL INSURANCE:           current plan, subject to six month's
                                     exclusion for any known pre-existing
                                     conditions.

HOUSING ALLOWANCE                    Reimbursement for cost of renting suitable
                                     accommodation in Bermuda

CAR LOAN:                            Interest free loan for an automobile up to
                                     a maximum amount of $32,000 depreciated
                                     over a six-year period.

CAR ALLOWANCE:                       Reimbursement for expenses of $350 per
                                     month towards the cost of running an
                                     automobile e.g. gas, repairs, license and insurance etc. (subject to owning a car)

CLUB MEMBERSHIP:                     Club membership of your choice in Bermuda -
                                     initiation and annual dues.

VACATION:                            20 days per calendar year exclusive of
                                     public holidays.

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